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                                                                      EXHIBIT 24


Patrick C. Clary, Chartered
520 South Fourth Street, Suite 360
Las Vegas, Nevada 89101

December 22, 1999

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Combined Professional Services, Inc.

Dear Sir/Madam:

         We have acted as counsel to Combined Professional Services, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement Filed as Form 10-SB/A and submitted contemporaneously herewith as Form 10-SB/A.

         In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary and/or appropriate for the purpose of rendering this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company. In addition, we have also examined the prior opinion of Shawn F. Hackman, P.C., former counsel to the Company.

         Based upon the foregoing, it is our opinion that the Company is duly organized and validly exists as a corporation under the laws of the State of Nevada. We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed herewith.

                                  Sincerely,

                                  /s/ DAVID H. JARVIS

                                  David H. Jarvis, Esq.
                                  Patrick C. Clary, Chartered